Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
Corsair Memory, Inc.	Delaware
Corsair (Hong Kong) Limited	Hong Kong
Corsair Memory Company Ltd.	Taiwan
Corsair Components Limited	United Kingdom
Corsair GmbH	Germany
Corsair Memory B.V.	Netherlands
Corsair Memory, S.A.	Switzerland